Exhibit 10.4

CTW service agreement

Party A: CTW Inc.

Party B: River Game HK Limited (“Game Developer”)

November 17, 2023

This Agreement is signed by the following parties in Beijing on November 17,2023.

Party A: CTW Corporation

Address: 9-10, Roppongi 1-chome, Koto Ward, Tokyo

Contact: Rock Valley Zhi Shu

Contact: +81 050-1748-6333

Email: iwatani.t@ctw.inc

Party B: River Game HK Limited

Address: Room 8,11/F Wang Fai Industrial Building, 29 Luk Hop Street San
Po Kong, Kowloon, Hong Kong

Contact: Hu Chao

WHEREAS:

Party A has an online game publishing platform and the qualification to act as an agent, publisher and distributor of online games; Party B has the legal and complete intellectual property rights (copyright, patent rights, etc.) of the Pocket Warrior game. Now party A is seeking to provide relevant comprehensive services related to the Pocket Warrior game. The two parties reach the following agreement.

1. Definition

1.1 The meanings of the following terms in this Agreement are as follows:

1.1.1 Game refers to the game “Pocket Warrior” developed by Party B, including but not limited to subsequent series versions and patches of the game. The final name of the game shall be confirmed by both parties through separate email announcements.

1.1.2 Authorized and Proxy Region, which is the area where Party B authorizes Party A to distribute and operate the game: Japan. If Party A collaborates with other platform parties to jointly operate the authorized game, they should inform Party B in writing of the names of the cooperative platforms, the scope of cooperation, revenue sharing ratios, dates, and other accurate information. Without written permission from Party B, Party A shall not transfer or provide any rights or obligations under this contract to any third party, including but not limited to its customers, partners, etc., through guarantees or other means.

1.1.3 Party A platform refers to the website owned and operated by Party A (including strategic cooperation platform), which provides game login system entrance, top-up system entrance, game official website and forum services, etc.

1.1.4 Users refer to users who register through Party A’s platform and obtain Party A’s account, and use the account to activate the game.

1.1.5 Official operation refers to the state when Party B’s game is officially distributed on Party A’s platform, and users can purchase items in Party B’s game through Party A’s platform through the top-up port in Party B’s game, that is, the game is officially charged.

1.1.6 Party A’s operating income refers to the amount corresponding to the total amount of in-game items purchased by users through Party A’s platform in the form of top-up after the official operation of the game (excluding in-game items given away by activities, or obtained through other channels, and all in-game purchases generated by the test server of the game).

1.1.7 Cooperation platform: https://h5.g123.jp/game/vividarmy?Lang=ja

1.1.8 Total operating income refers to the total amount of in-game purchases generated by users purchasing in-game items for in-game props through cooperative platforms or third-party joint transportation platforms approved by Party B after the official operation of the game, as well as the revenue generated by in-game advertising.

2. Representations and warranties

2.1 Each party’s representations and warranties are true, complete and accurate.

2.1.1 Each party represents and warrants that each party is a corporation with legal personality, established and validly existing in accordance with the law, and has full rights to operate independently and distribute and manage all its assets.

2.1.2 It has all rights, authorizations and approvals necessary to enter into this Agreement and all rights, authorizations and approvals necessary to fully perform its obligations under this Agreement, and ensures that the performance of this Agreement will not expose the other party to any third party claims or create rights obstacles.

2.1.3 After its authorized representative signs this Agreement, the relevant provisions of this Agreement shall constitute its legal, valid and binding obligations.

2.2 Special warranties of Party A

2.2.1 Party A guarantees to have legitimate and complete intellectual property rights (including but not limited to copyright, trademark rights, patent rights, etc.) or other licenses for the distribution platform involved in this agreement and any possible collaborative works related to this game, without infringing on the rights of any third party and without violating current laws, regulations, or public order and good morals. During the agreement period, if Party A breaches the above guarantee, any disputes arising therefrom shall be solely resolved by Party A, who will bear full responsibility. At the same time, Party B has the right to terminate the operation of the game and demand that Party A pay compensation for breach of contract.

2.3 Special warranties of Party B

2.3.1 Party B guarantees to conduct legal research and development of the relevant game involved in this agreement, without infringing on any third party’s rights or violating current laws, regulations, or public order and good morals. During the agreement period, if Party B breaches the above guarantee, any disputes arising therefrom shall be solely resolved by Party B, who will bear full responsibility. At the same time, Party A has the right to terminate the operation of the game and demand compensation for breach of contract from Party B.

2.3.2 If one party causes any loss (including but not limited to server downtime, infringement of third-party rights, or disputes with third parties) to the other party due to the aforementioned issues, the other party has the right to seek full compensation from the aggrieved party for all losses, including but not limited to legal fees, travel expenses, litigation costs, compensation amounts stipulated in legal rulings/judgments, administrative penalty fees, and other reasonable expenses. The other party also has the right to suspend or terminate game operations if such disputes arise or if a third party asserts their rights and provides corresponding evidence.

3. Service content and agreement provided by Party A

3.1 Authorization of Crossover Works

3.1.1 Based on mutual agreement between the parties, Party B may, at an appropriate time during the distribution phase of the game, issue an invitation for a crossover collaboration. When providing such an invitation, Party A must hold the necessary rights and authorization related to the crossover work.

3.1.2 During the crossover period, Party A authorizes Party B to create, or to authorize a third party to create, peripheral products related to the game based on the authorized crossover work. The specifics of such peripheral product collaborations shall be subject to separate agreements to be confirmed by both parties.

3.1.4 During the crossover authorization period, Party B shall not sublicense the authorized crossover content to any other company, organization, or individual (excluding Party B and its affiliated companies).

3.1.5 Affiliated Companies refer to any entity or organization, including associations, companies, or partnerships, that directly or indirectly controls, is controlled by, or is under common control with a party through one or more intermediaries. “Control” refers to owning more than 51% of the shares of the controlled entity; or owning less than 51% of such shares but having the ability to exercise more than 51% of the voting rights through agreements with other voting rights holders.

3.1.6 Term of Agreement: Unless otherwise agreed, this Agreement shall become effective upon the date of signing and remain valid until December 31, 2024. Upon expiration, it shall automatically renew for one-year terms unless either party provides written notice to the other party at least 30 days prior to the expiration date to terminate the Agreement, except where early termination is provided under the terms of this Agreement.

3.1.7 The adaptation plan for the product shall be determined through mutual consultation between the parties. In connection with the authorization, Party A shall provide Party B with localized translations of all in-game content, as well as resources related to characters, scenes, character features, and animations. Other art resources, including UI, icons, sound effects and music, and interface visual effects, shall be independently developed and produced by Party B. The specific art resources to be developed by Party B shall be as confirmed from time to time by both parties via email, WeChat, or other communication channels.

3.2 Platform operation

3.2.1 Party A shall provide the operation, distribution, advertising and services of the Game;

3.2.2 Before and during the official launch of the game, Party A shall provide appropriate advertising services for Party B’s game according to the market conditions. These advertising services shall be promoted through the advertising channels designated by Party A with the advertising materials approved by Party B.

3.2.3 In order to facilitate the uploading of games by Party B to Party A’s platform, Party A shall provide technical standards and usage instructions for game login and billing interfaces, and Party B shall carry out technical development in accordance with the interface documents required by Party A so as to use Party A’s platform for subsequent game distribution.

3.2.4 Party A will provide customer service to game users, including but not limited to phone answers, game management (GM), and online customer service. In addition, Party A is responsible for handling complaints or inquiries based on the server (those not caused by Party A shall be handled by Party B). To ensure that Party A can provide the required customer service to game users, Party B should conduct appropriate business training for Party A’s customer service personnel and provide written materials such as common issue resolution methods for games.

4. Rights and business of Party B

4.1 To ensure that Party A’s platform can continuously provide high-quality games to gamers, and to guarantee the smooth launch of Party B’s game while ensuring that the content in Party B’s game meets the requirements of the original copyright holder, Party B shall provide Party A with all necessary materials, target programs (excluding source code), and user manuals to ensure the normal distribution of the authorized games under this agreement, thereby achieving the purpose of this agreement. Party B should conduct appropriate testing of the materials before each delivery. Upon each delivery, Party B must provide a report to Party A, which should describe: including but not limited to any errors found during testing, omissions in this delivery, and changes made in each delivery. Any errors identified in this report should be promptly resolved by Party B within the agreed time frame.

4.2 Party A shall manage the licensed materials and procedures provided by Party B. Unless within the scope of this Agreement, Party A shall not use the licensed materials and procedures for other purposes.

4.3 If the final version of the game product delivered by Party B fails to pass the acceptance of Party A or meet the standards previously confirmed by both parties, neither party shall continue to use it and both parties shall seal the version of the game product.

5. In-game Purchases Sharing

5.1 In-game Purchases Sharing

5.1.1 In-game Purchases Sharing shall be calculated from the official launch date of the game’s paid operations.

5.1.2 The in-game purchases sharing ratio between the parties shall be 73:27, meaning Party A is entitled to receive 73% of the total operating income as compensation for providing the relevant services, and Party B is entitled to receive 27% of the total operating income. Taxes arising from the total operating income, including but not limited to Japanese consumption tax, shall be borne by Party A. Party A shall strictly comply with applicable tax laws within the authorized region and shall pay such taxes fully and on time. Party A shall bear all consequences resulting from failure to do so. (Note: With Party B’s consent, in the case of co-distribution with a third party, Party B shall still receive 27% of the total operating income)

5.1.3 If there is a discrepancy in the revenue statistics between the parties, and the variance is within 2%, Party B’s data shall prevail. If the discrepancy exceeds 2%, the parties shall conduct a joint review, identify the cause, and resolve the issue promptly. In the event of delayed payments by a third-party co-distributor, Party A may postpone the corresponding payment to Party B accordingly. Any in-game purchases amount that cannot be recovered due to the bankruptcy of a third-party co-distributor, or that are otherwise uncollected during the agreement period, shall be deemed bad debt and excluded from the scope of in-game purchases shared between the parties. Party A shall promptly notify Party B of any co-distribution arrangements involving third-party platforms and ensure payment to Party B in accordance with the agreed in-game purchases sharing ratio. Party A acknowledges that any concealment of co-distribution platforms or operating revenue that harms Party B’s interests shall result in Party A being liable to pay Party B double the amount of in-game purchases amount that Party B would have received from the commencement of operations through the end of the agreement, in addition to full indemnification for all resulting economic losses suffered by Party B.

5.1.4 The parties agree to adopt a reconciliation cycle of N+2, meaning the operating income generated in Month N shall be subject to a preliminary reconciliation within the first seven (7) business days of Month N+2. Once the figures are confirmed via email, Party A shall complete the payment within fifteen (15) business days. In the event of late payment, Party A shall pay a late fee equal to 0.3% of the outstanding amount per day of delay.

5.1.5 All in-game purchases sharing shall be settled in Japanese Yen.

5.2 Account information of Party B

Payment info:	account information
Beneficiary Name:	corporate name	RIVER GAME HK LIMITED
Beneficiary Address:	Company address
Beneficiary Bank:	The bank where the company opened an account	Standard Chartered Bank (Hong Kong) Limited
Beneficiary Bank Address:	Company bank address	Payment Centre,15/F Standard Chartered Tower, 388 Kwun Tong Road, Hong Kong.
Account Number:	Company bank account number	36811601966
Swift Code:	SWIFT encoding	SCBLHKHHXXX

5.3 Marketing expenses and testing expenses

5.3.1 Both parties agree that when calculating the operating income sharing, it should be based solely on the actual amount received by Party A. Any refunds provided to game users (such as credit card fraud refunds and other forms of deduction refunds from channel partners) shall be deducted in advance by Party A when calculating the operating income sharing. No other fees not previously confirmed by both parties shall be deducted without authorization; after the operating income sharing has been verified and confirmed by both parties, Party B shall not seek any additional refunds or compensation from Party A for any reason or in any form, except as otherwise agreed in this agreement.

5.3.2 According to the actual situation, Party A may recommend promotional activities to Party B, and Party B has the right to decide whether to implement the promotional activities recommended by Party A or revise them before implementation according to its own judgment.

5.3.3 Bad Debts: Refers to failed deductions by Party A from users’ top-up payments due to timeout in receiving top-up information from the payment channel interface or other related reasons, with the actual amount to be determined based on final calculations. During the reconciliation period, Party B is obligated to cooperate with Party A in verifying the relevant bad debt data. Bad debts shall fall outside the scope of the in-game purchases shared between Party A and Party B and shall be deducted by Party A in advance when calculating the in-game purchases sharing amount.

5.3.4 Marketing expenses other than the above provisions shall be borne by Party A, including but not limited to: various forms of promotion expenses, etc., and both parties shall provide corresponding certificates and payment records when checking accounts and settling accounts.

6. Rights of Party A and Party B

6.1 Party A has the right to authorize a third party to jointly distribute the game products exclusively, and the operating income shall be settled according to the corresponding terms of “in-game purchases sharing”, but the information of the joint distributor and channel shall be synchronized to Party B.

6.2 Party B shall actively cooperate with Party A in the third-party external transportation, including but not limited to technical support, service and service processing for opening services, gift package generation, game problem answering and handling, activity support, etc.

6.3 In the event of infringement, illegal use, or abuse by a third party regarding the game product, Party B agrees that if Party B waives its right to seek legal action, Party A has the right to take action against the infringing third party in its own name. The actions include sending warning letters, lodging complaints with relevant authorities, and initiating lawsuits. Party B should actively cooperate. If Party A takes action in its own name for legal protection, Party B should also actively cooperate. Both parties confirm that any benefits generated from such legal actions will be equally divided after deducting the costs of legal action.

6.4 In order to promote the game, Party A has the exclusive right to broadcast and record games alone. Party A may transfer or sub-license such rights to a third party.

6.5 Party A shall ensure that it holds all necessary legal rights or has obtained all required authorizations to adapt the crossover work into a game during the crossover period. Party B’s use of the authorized crossover content for game development shall not infringe upon any third party’s legal rights. If the game product cannot be properly developed, operated, or sold due to defects in Party A’s rights, Party B shall have the right to terminate this Agreement in advance, and all losses incurred by Party B as a result shall be borne by Party A.

6.6 Party A represents and warrants that the authorized works and other licensed content under this Agreement may be lawfully licensed to Party B for use in the manner specified herein, and that such use shall not infringe upon the lawful rights or intellectual property rights of any third party, including but not limited to copyrights and trademark rights. If Party B exercises such rights within the scope of this Agreement and a third party raises objections, Party A shall be obligated to handle the matter, promptly provide Party B with the necessary documentation and original materials, actively respond to any legal claims, and ensure that the issue is resolved in a timely manner. Party A further undertakes to hold Party B harmless from any losses arising from Party A’s licensing issues. Otherwise, Party B shall have the right to claim from Party A punitive damages equal to 100% of the total pre-paid compensation proceeds.

7. Ownership and intellectual property rights

7.1 Party B holds the copyright or legal authorization for all results codes, documents, lists, libraries, data files, and all related software programs necessary for the operation of the game and application services. Party A shall not perform any reverse engineering, source code derivation, modification, disassembly, compilation, or decompilation of the game product in whole or in part; without prior written consent from Party B, Party A shall not revoke, move, or erase any copyright notices, logos, icons, or other ownership announcements or designs contained in any authorized game or promotional materials.

7.2 Party A owns the data and materials related to game operation, including but not limited to game database, user database, etc. Party A shall be responsible for the data collection and transmission in accordance with laws and regulations during the operation of the game products. If any liability or loss is caused thereby, Party A shall bear such liability or loss.

7.3 The copyright of any authorized elements provided by Party A to Party B under this agreement remains with Party A, and the ownership of rights shall not change due to the performance of this agreement. The copyrights for in-game adaptations and new creations based on any authorized elements used by both parties under this agreement, including but not limited to characters, items, scenes, dialogues, and stories, are jointly owned by both parties. The copyrights for content independently created by Party B belong to Party B and its affiliated companies.

7.4 With the prior written consent of Party B, Party A shall have the right to produce copies and documents related to the game or the game copy and/or documentation for the purpose of promoting the game. The copyright of such promotional materials shall be owned by Party A, but Party B may use them free of charge for the purpose of promoting the game products.

7.5 For the purpose of this Agreement, with the prior written consent of Party B, Party A shall have the right to use party B’s business name, trademark, logo and other materials for necessary publicity.

7.6 Party B shall take active and effective measures to stop such illegal infringement if Party A informs Party B of the infringement, illegal use or abuse by a third party, or similar information learned by Party B.

7.7 Party B undertakes to fully cooperate with Party A in optimizing, upgrading and improving the authorized game.

8. Confidentiality

8.1 Both parties shall take all necessary measures to keep confidential any trade secrets obtained from the other party during the course of this cooperation, so as to prevent any unauthorized disclosure, use, or access by third parties.

8.2 The receiving party (“Recipient”) shall not, without the prior consent of the disclosing party (“Discloser”), reproduce or copy, in whole or in part, any trade secrets provided by the Discloser. Upon termination of this Agreement, the Recipient shall return all trade secrets to the Discloser or, with the Discloser’s written consent, destroy them.

8.3 The Recipient shall use the trade secrets solely within the scope of this Agreement. The Recipient shall ensure that its employees and consultants who become privy to the trade secrets sign confidentiality agreements substantially similar to the provisions of this Article; otherwise, the Discloser shall have the right to hold the Recipient liable for any breach.

8.4 For the purposes of this Article, “trade secrets” include any opinions, plans, and information stored in any tangible or intangible form, including but not limited to technical or commercial information, slogans, copyrighted materials, computer software, source code, object code, technology, know-how, data, marketing plans, summaries, reports, and mailing lists. However, trade secrets do not include: (a) information that the recipient can prove was already in its possession from a lawful source prior to disclosure by the Discloser; (b) information that is publicly known, provided such publicity did not result from a breach of this Agreement; (c) information that becomes publicly known not due to the recipient’s breach; (d) information later obtained by the recipient from another legal source without any confidentiality obligation; or (e) information that must be disclosed pursuant to a court order or a compulsory request by a governmental authority (provided that the disclosing party is given prior notice and an opportunity to object or take remedial measures).

8.5 Should any part of this Agreement be deemed invalid or unenforceable, the confidentiality provisions shall survive termination of this Agreement.

9. Force Majeure

9.1 “Force Majeure” shall mean any objective event which is unforeseeable, unavoidable, and insurmountable by the parties, and which prevents, hinders, or delays either party from fully or partially performing its obligations under this Agreement. Such events include, but are not limited to, governmental actions, natural disasters (such as typhoons, floods, lightning, earthquakes, fires, explosions, etc.), wars, hacker attacks, server failures, network interruptions not attributable to either party, or any similar events.

9.2 If any part of this Agreement cannot be performed or is delayed due to a force majeure event, neither party shall be held liable for any breach. However, the affected party shall promptly notify the other party and take all reasonable measures to mitigate any losses caused by such delay or non-performance.

10. Termination of the Agreement

10.1 Except as otherwise provided by law, this Agreement shall immediately terminate if any of the following occurs:

10.1.1 Either party’s qualification or license necessary for the cooperation under this Agreement is revoked or cancelled.

10.1.2 Either party enters or is subjected to bankruptcy or liquidation proceedings initiated by a third party.

10.1.3 This Agreement becomes unperformable due to a force majeure event.

11. Liability for breach of contract

11.1 If the game cannot operate properly due to technical issues attributable to Party B or Party B’s failure to cooperate with the game’s updates and maintenance, Party A shall have the right to unilaterally terminate this Agreement and demand compensation from Party B for the actual economic losses incurred.

11.2 If Party A delays payment of any portion of the in-game purchases sharing due to Party B, a late fee of 0.3% of the unpaid amount shall be payable by Party A to Party B for each day of delay. If the delay exceeds thirty (30) days, Party B shall have the right to claim an additional penalty of 30% of the unpaid in-game sharing amount and revoke all licenses granted to Party A in relation to the game product.

11.3 If one party (the non-breaching party) asserts that the other party (the breaching party) is in breach of contract and provides evidence of the breach, demonstrating that it has resulted in non-performance, incomplete performance, or delayed performance of this Agreement, the non-breaching party shall have the right, without terminating this Agreement, to suspend the performance of its obligations under this Agreement and to demand that the breaching party bear the corresponding liability for breach.

11.4 The breaching party shall take remedial action within seven (7) days after receiving written notice of the breach from the non-breaching party. If the breaching party fails to take such action within the prescribed period, the non-breaching party shall have the right to terminate this Agreement and demand full compensation for all economic losses (including direct and indirect losses, as well as all reasonable costs and expenses arising from such compensation).

11.5 If other specific provisions of this Agreement expressly set forth the consequences and liabilities for breach by either party, such specific provisions shall govern in the event of a breach under those circumstances.

12. Applicable Law and Dispute Resolution

12.1 The signing, performance and interpretation of this Agreement shall be governed by the laws of the People’s Republic of China.

12.2 Any dispute arising from or in connection with this Agreement shall be settled by both parties through friendly negotiation. If no agreement can be reached through negotiation, either party may submit the dispute to Beijing Arbitration Commission for arbitration. The place of arbitration shall be Beijing and the language of arbitration shall be Chinese.

13. Other

13.1 This Agreement shall come into force upon being sealed by both parties or signed by their representatives.

13.3 This Agreement is made in four copies, with two copies held by each party respectively, which shall have the same legal effect.

Note 1: The game name is pending and will be notified in writing after final confirmation.

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Party A: CTW Inc.	Party B: River Game HK Limited
affix one’s seal:	affix one’s seal:
Signing representative: Iwata Kizuki	signatory representative: